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                                                        Exhibit 23.1

                  Consent of Independent Auditors

    We consent to the reference to our firm under the caption
"Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-87045) and related Prospectus of Maverick Tube Corporation for the registration of 2,000,000 shares of its common stock and to the use and incorporation by reference therein of our reports dated October 28, 1998, with respect to the consolidated financial statements of Maverick Tube Corporation included and incorporated by reference in the Registration Statement and related Prospectus and incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1998 and the related financial statement schedule included therein and incorporated herein by reference, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

St. Louis, Missouri
September 28, 1999